Minatura Gold - Announces Restructuring of Transactions to Acquire Colombian Gold Mining Assets

December 10, 2009, Westlake Village, California -- Minatura Gold, (OTCBB:MGOL) announced today that it has signed definitive agreements with Minatura International LLC, a Delaware limited liability company (“MINTL”), to sell 10,675,466 shares of its common stock to MINTL as part of MGOL’s restructured plan to acquire Colombian mining concessions and equipment from MINTL’s subsidiaries Proyecto Coco Hondo S.A.S and Minatura Nevada Corp.  The restructured plan results in the termination of the original agreements with MINTL’s affiliates, Gold Resource Partners, Gold Ventures 2008, and Flat Holdings, executed in June 2009, concurrent with signing new agreements between MINTL and MGOL and between Proyecto Coco Hondo S.A.S and Minatura Colombia S.A.S., a wholly owned subsidiary of MGOL. MGOL is expected to close the contemplated transactions by December 18, 2009.

Paul Dias, the CEO of MGOL, indicated that the restructuring is necessary to effect the recommendations, resulting from the legal and accounting analysis from Colombian and US legal and accounting experts, received subsequent to entering into the original agreements, while producing essentially the same results.

Upon closing of the restructured transactions, MGOL will own and operate mining consessions in Colombia. The mining consessions are located in the departments of Antioquia, Bolivar, Caldas and Cordoba and currently include 22 mining contracts covering approximately 99,000 acres of mining property. Dredging equipment built and supplied by Minatura Nevada Corp. is currently on location at the Coco Hondo site in Colombia where fully permitted mining operations have recently begun.

Minatura Gold cautions investors in acquiring stock in the company as the result of the above transactions, as the agreements with MINTL  and Proyecto Coco Hondo contain material conditions yet to be completed.

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from the restructured transactions with Minatura International LLC and Proyecto Coco Hondo, and the plans to own and operate mining concessions and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, our ability to complete the merger and acquisitions, the continued ownership and operation of mining concessions, production of gold at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as gold, continued maintenance of the operating business, price of gold, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For Further information go to www.minaturagold.com
Contact:
     Minatura Gold
     Tod Turley, (805) 267-7183